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                                                                    Exhibit 10.6


                                   [GRAPHIC]


CarrAmerica Closes on Executive Office Suites Merger

CarrAmerica

    WASHINGTON, June 1 /PRNewswire/ -- CarrAmerica Realty Corporation (NYSE:
CRE) today announced its closing on a transaction that merges its executive office suites affiliate, HQ Global Workplaces, Inc., with Vantas Incorporated, the executive office suites subsidiary of FrontLine Capital Group (Nasdaq:
FLCG). CarrAmerica and certain other shareholders in HQ Global Workplaces received cash in the transaction. FrontLine Capital Group and other equity investors now own an approximate 74% common equity interest in the merged company with CarrAmerica retaining an approximately 26% common equity interest (approximately 16% after the conversion of preferred stock to common stock and exercise of warrants) valued in the transaction at $120 million. Other new equity investors hold convertible preferred stock and warrants in the merged company.
    (Photo:  Newscom:  http://www.newscom.com/cgi-bin/prnh/19990820/CRELOGO )
    In addition to retaining an interest in HQ Global Workplaces, CarrAmerica Chairman and Chief Executive Officer, Thomas A. Carr, will join the HQ Global Workplaces' Board of Directors.
    Mr. Carr commented on the transaction, saying, "We are excited about HQ Global's future as they firmly position themselves as the global leader in flexible workspace solutions." Mr. Carr continued, "CarrAmerica will continue to explore new avenues for growth that build value for our customers and shareholders, just as we have done with HQ Global and our early investments in the executive office suites business."
    CarrAmerica's retained minority interest in HQ Global Workplaces will be accounted for as an investment under cost accounting methods.
    As part of the merger transaction, HQ Global Workplaces issued shares to FrontLine Capital Group. CarrAmerica received approximately $210 million in cash proceeds which will be used primarily to repay debt, to fund CarrAmerica's stock repurchase program and for other general corporate purposes. HQ Global Workplaces also repaid $141 million of debt, which was guaranteed by CarrAmerica.
    Goldman Sachs acted as exclusive financial advisor to CarrAmerica in this transaction.
    CarrAmerica owns, develops and operates office properties in 14 markets throughout the United States. The Company is committed to becoming America's leading office workplace company by meeting the rapidly changing needs of its customers with superior service, a large portfolio of quality office properties, extraordinary development capabilities and land positions. CarrAmerica is a leading office innovator with interests and strategic relationships with HQ Global Workplaces, a global leader in executive office suites, Broadband Office, Inc., a national telecommunications company, and DukeSolutions, a Duke Energy subsidiary providing comprehensive energy management programs. Currently, CarrAmerica and its affiliates own a controlling interest in a portfolio of 277 operating office properties and have 16 office buildings under development in nine key growth markets. CarrAmerica's markets include Atlanta, Austin, Chicago, Dallas, Denver, Los Angeles/Orange County, Phoenix, Portland, Salt Lake City, San Diego, San Francisco Bay Area, Seattle, South Florida and metropolitan Washington, D.C.
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For additional information on CarrAmerica, including space availability, visit our web site at http://www.carramerica.com .
    FrontLine Capital Group (NASDAQ: FLCG) is a publicly-traded Internet-related operating company that identifies, acquires interests in, develops and manages a network of B2B e-commerce and e-services companies that service small and medium-size enterprises and the mobile workforces of larger companies. FrontLine generally acquires significant interests in companies to influence their long-term direction and value creation and has committed $360 million in 12 companies, including HQ Global Workplaces, OnSite Access, EmployeeMatters, RealtyIQ.com, PIPE9, and UpShot.com. To maximize the potential of its Partner Companies, FrontLine provides them with operational support and strategic guidance through its internal management resources, advisory board, and proprietary business development resources. FrontLine also actively works with its partner companies to foster a collaborative environment and facilitate strategic relationships that provide access to the resources and customer base of its entire network. For more information about FrontLine Capital Group, please visit http://www.FrontLineCapital.com.
    Certain statements in this release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, achievements or transactions of the Company and its affiliates or industry results to be materially different from any future results, performance, achievements or transactions expressed or implied by such forward-looking statements. Such factors include, among others, the following: national and local economic, business and real estate conditions that will, among other things, affect demand for office properties, availability and creditworthiness of tenants, the level of lease rents and the availability of financing for both tenants and the Company, adverse changes in the real estate markets including, among other things, competition with other companies, risks of real estate acquisition and development (including the failure of pending acquisitions to close and pending developments to be completed on time and within budget), actions, strategies and performance of affiliates that the Company may not control, governmental actions and initiatives, and environmental/safety requirements.